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                                                                EXHIBIT 3.3

                            CERTIFICATE OF AMENDMENT OF
                           CERTIFICATE OF INCORPORATION
                                       OF
                                PROGENITOR, INC.


     Progenitor, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

     FIRST: That at a meeting of the Board of Directors of Progenitor, Inc., duly held on March 7, 1997, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that the Certificate of Incorporation of this corporation be, and it hereby is, amended to restate the first paragraph of Article Fourth to read in full as follows:

       "FOURTH: The total number of all classes of shares of stock that the Corporation shall be authorized to issue is Forty-Four Million (44,000,000) shares, consisting of Thirty-Nine Million (39,000,000) shares of Common Stock with a par value of $.001 per share, and Five Million (5,000,000) shares of Preferred Stock with a par value of $.001 per share. The rights, preferences, privileges and restrictions granted to and imposed upon the classes of shares are set forth below in this Article."

     SECOND: That thereafter, pursuant to resolution of its Board of Directors, the stockholders of said corporation took action by executing a written consent in lieu of a special meeting in accordance with Section 228 of the General Corporation Law of the State of Delaware pursuant to which the necessary number of shares was voted in favor of the amendment.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

     IN WITNESS WHEREOF, Progenitor, Inc. has caused this certificate to be signed by Mark N. K. Bagnall, its Vice President and Chief Financial Officer this 10th day of March, 1997.


                        BY: /s/ Mark N. K. Bagnall
                           -------------------------------------------
                            Vice President and Chief Financial Officer